As filed with the Securities and Exchange Commission on July 26, 2007

Registration No. 333-144593

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM F-3/A

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PreMD Inc.

(f/k/a IMI International Medical Innovations Inc.)

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Canada	8071	98-0542366
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

PreMD Inc.

4211 Yonge Street, Suite 615

Toronto, Ontario M2P 2A9, Canada

(416) 222-3449

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With a copy to:

Ronald Hosking Vice President, Finance and Chief Financial Officer PreMD Inc. 4211 Yonge Street, Suite 615 Toronto, Ontario M2P 2A9, Canada (416) 222-3449	Neil H. Aronson, Esq. Theodore M. Grannatt, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts, 02111 (617) 542-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share of Common Stock(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee *≠
Common Stock, no par value per share	4,375,903	$1.17	$5,119,807	$160.00

*	Calculated and paid in U.S. dollars.
≠	Previously paid in connection with original filing on July 16, 2007.

(1)	All of the common stock offered hereby are for the accounts of Selling Stockholders (as defined below in the section titled “Prospectus Summary.” Pursuant to Rule 416 of the Securities Act of 1933, as amended or the “Securities Act,” this registration statement also covers any additional common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of common stock outstanding.

(2)	Amount of proposed maximum offering price per unit was calculated in accordance with Rule 457(c) of the Securities Act based on the average of the high and low price traded on the American Stock Exchange on July 10, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

This Amendment No. 1 to the registration statement of PreMD Inc. (the “First Amendment”) does not relate to our preliminary prospectus which is not amended hereby. As such, the First Amendment does not include a copy of our preliminary prospectus. This First Amendment is being filed solely for the purpose of making certain amendments to the signature pages of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth PreMD’s estimates of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the Selling Stockholders.

SEC registration fee*	$168.00
Accounting fees and expenses	$10,000
Legal fees and expenses	$40,000
Miscellaneous fees and expenses	$55,000

ESTIMATED TOTAL	$105,168

*	Calculated in Canadian dollars using the exchange rate of $1.05 to US $1.00.

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Canada Business Corporations Act provides that PreMD may indemnify its officers and directors to the fullest extent of the law, as the law is amended from time to time.

The Registration Rights Agreement, which is filed as Exhibit 99.4 to the Form 6-K furnished on March 22, 2007, provides that the holders of the securities, pursuant to that private placement completed on March 27, 2007, agree to indemnify PreMD and its officers and directors and hold them harmless, together with each of our directors, officers and controlling persons from and against certain liabilities arising under certain circumstances, including liabilities arising under the Securities Act of 1933, as amended.

ITEM 9.	EXHIBITS

(a) Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Aird & Berlis LLP regarding legality of the shares being registered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Aird & Berlis LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

*	Filed as an Exhibit to the Company’s registration statement on Form F-3 (333-144593) on July 16, 2007.

ITEM 10.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section

10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form F-3, as amended, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Ontario on July 26, 2007.

PreMD Inc.

/s/ H.B. BRENT NORTON
By:	Dr. H.B. Brent Norton
Its:	President and Chief Executive Officer (Principal Executive Officer)

/s/ RONALD HOSKING
By:	Ronald Hosking
Its:	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities indicated on July 26, 2007.

By:	/s/ STEPHEN A. WILGAR***
Stephen A. Wilgar, BA, MBA Chairman of the Board

By:	/s/ RON HENRIKSEN***
Ron Henriksen, MBA Director

By:	/s/ BRENT NORTON
Brent Norton, MD, MBA Director, President and Chief Executive Officer

By:	/s/ ANTHONY F. GRIFFITHS****
Anthony F. Griffiths, BA, MBA Director

By:	/s/ DAVID ROSENKRANTZ***
David Rosenkrantz, P.ENG. Director

By:	/s/ RONALD HOSKING
Ronald Hosking Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

***By:	/s/ RONALD HOSKING
Ronald Hosking Attorney in Fact

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